Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS; COMPANY THIRD QUARTER REVENUES RISE 364% ON 311% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON NOVEMBER 8, 2012

Houston (November 7, 2012 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN)(the “Company” or “Sanchez Energy”), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the third quarter of 2012, which included the following highlights:

HIGHLIGHTS THIRD QUARTER 2012

•            Production of 133.7 MBOE, an increase of 55.4 MBOE, or 71%, over the second quarter of 2012 and an increase of 101.2 MBOE, or 311%, over the same period a year ago.

•            Revenues of $12.5 million, 99% oil and condensate, an increase of 98% over the second quarter of 2012 and 364% over the same period a year ago.

•            Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative activity (“Adjusted EBITDA attributable to common stockholders”), a non-GAAP financial measure defined below, of $8.8 million. A reconciliation of Adjusted EBITDA attributable to common stockholders to GAAP net income (loss) is presented in the financial summary below.

•            Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”), a non-GAAP financial measure defined below, of $4.3 million.  A reconciliation of Adjusted Net Income to GAAP net income (loss) is presented in the financial summary below.

•            Net income attributable to common stockholders of $1.4 million.

RESULTS FOR THREE MONTHS ENDED SEPTEMBER 30, 2012

Production volumes for the three months ended September 30, 2012 were 133.7 MBOE, an increase of 311% over the third quarter of 2011. The production increases in 2012 were due to the drilling and completing of three new wells in the fourth quarter of 2011 and 11 new wells in the nine months ended September 30, 2012, partially offset by normal production declines.  Six wells were undergoing or waiting completion and six wells were drilling at the end of the third quarter of 2012.

Revenues were $12.5 million for the third quarter of 2012, which includes oil and condensate revenues of $12.3 million.  This represents a 364% increase over third quarter 2011 revenues of $2.7 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $100.61 per barrel during the third quarter of 2012 compared to $86.55 for the same period a year ago.  The realized price for natural gas during the third quarter of 2012 was $2.73 per Mcf compared to $4.89 for the same period a year ago.  Overall, the average realized price that the Company received was $93.48 per BOE during the third quarter of 2012 as compared to $82.89 for the same period a year ago.  For the third quarter of 2012, the impact of unrealized losses on derivatives was $15.74 per BOE and the impact of realized losses on derivatives was $0.65 per BOE.  In the third quarter of 2011, unrealized gains on derivatives were $54.15 per BOE.

Lease operating expenses (“LOE”) were $0.6 million, or $4.56 per BOE, for the third quarter of 2012, as compared to $0.4 million, or $13.54 per BOE, for the third quarter of 2011.  Production and ad valorem taxes were $0.6 million, or $4.59 per BOE, for the third quarter of 2012, as compared to $0.2 million, or $4.82 per BOE, for the third quarter of 2011.  The increase in LOE and production and ad valorem taxes was due primarily to the drilling and completing of three new wells in the fourth quarter of 2011 and eleven new wells in the nine months ended September 30, 2012 and the resulting increase in production volumes and revenues.

General and administrative (“G&A”) expense, excluding stock-based compensation expense, was $2.0 million for the third quarter of 2012 as compared to $1.0 million for the third quarter of 2011.  This increase was due to higher costs associated with the new public entity, consisting primarily of legal expenses, investor relation costs and consulting services.  For the three months ended September 30, 2012, we recorded non-cash stock-based compensation expense of approximately $0.8 million.

Adjusted EBITDA attributable to common stockholders was $8.8 million, or $0.27 per basic and diluted common share during the third quarter of 2012, as compared to $1.1 million, or $0.05 per basic and diluted common share, in the third quarter of 2011.

Depletion, depreciation and amortization (“DD&A”) expense for the third quarter of 2012 increased to $4.6 million, or $34.24 per BOE, from $0.8 million, or $24.62 per BOE, in the third quarter of 2011.  This increase in the depletion rate primarily resulted from a substantial increase in the basis of our oil and gas properties.  Higher production for the third quarter of 2012 as compared to the same period in 2011 resulted in a $2.5 million increase in expense and the change in the depletion rate resulted in a $1.3 million increase in expense.

For the third quarter of 2012, Adjusted Net Income was $4.3 million, or $0.13 per basic and diluted share, as compared to $0.3 million, or $0.01 per basic and diluted share, during the third quarter of 2011.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported net income attributable to common stockholders of $1.4 million, or $0.04 per basic and diluted common share, for the third quarter of 2012 as compared to net income of $2.1 million, or $0.09 per basic and diluted common share, reported for the third quarter of 2011.

RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2012

Production volumes for the nine months ended September 30, 2012 were 296.4 MBOE, an increase of 152% over the same period in 2011. The production increases in 2012 were due to the drilling and completing of 14 new wells since the third quarter of 2011, partially offset by normal production declines.  Six wells were undergoing or waiting on completion and six wells were drilling at the end of the third quarter of 2012.

Revenues were $26.5 million for the nine months ended September 30, 2012, which includes oil revenues of $25.9 million.  This represents a 168% increase over the comparable prior year period that totaled $9.9 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $101.99 per barrel during the nine months ended September 30, 2012 compared to $92.31 for the same period a year ago.  The realized price for natural gas during the nine months ended September 30,

2012 was $2.35 per Mcf compared to $4.69 for the same period a year ago.  Overall, the average realized price the Company received was $89.28 per BOE during the first nine months of 2012 as compared to $83.85 for the same period a year ago.  For the nine months ended September 30, 2012, the impact of unrealized gains on derivatives was $5.38 per BOE partially offset by realized losses on derivatives of $2.65 per BOE.  For the comparable 2011 period, unrealized gains on derivatives were $13.24 per BOE.

LOE was $2.0 million, or $6.80 per BOE, for the nine months ended September 30, 2012, as compared to $1.2 million, or $10.27 per BOE, for the comparable period in 2011.  Production and ad valorem taxes were $1.6 million, or $5.29 per BOE, for the nine months ended September 30, 2012, as compared to $0.6 million, or $4.68 per BOE, for the comparable 2011 period.  The increase in LOE and production and ad valorem taxes was due primarily to the drilling and completing of 14 new wells since the third quarter of 2011 and the resulting increase in production volumes and revenues.

G&A expense, excluding stock-based compensation expense, was $6.7 million for the nine months ended September 30, 2012 as compared to $3.5 million for the same period in 2011.  The increase in G&A was due primarily to costs associated with becoming a public entity such as increased audit fees, legal expenses, investor relations costs, consulting services and insurance costs.

For the nine months ended September 30, 2012, we recorded non-cash stock-based compensation expense of $24.8 million due primarily to the rescission and cancellation of 1.1 million shares of restricted stock during the second quarter of 2012.

Adjusted EBITDA was $14.7 million, or $0.44 per basic and diluted common share, during the nine months ended September 30, 2012, as compared to $4.6 million, or $0.21 per basic and diluted common share, for the same period in 2011.

DD&A expense increased from $2.8 million, or $23.46 per BOE, for the nine months ended September 30, 2011 to $9.3 million, or $31.31 per BOE, in the comparable 2012 period.   This increase in the depletion rate primarily resulted from a substantial increase in the basis of our oil and gas properties.  Higher production for the nine months ended September 30, 2012 as compared to the same period in 2011 resulted in a $4.2 million increase in expense and the change in the depletion rate resulted in a $2.3 million increase in expense.

For the nine months ended September 30, 2012, Adjusted Net Income was $5.7 million, or $0.17 per basic and diluted common share, as compared to Adjusted Net Income of $1.8 million, or $0.08 per basic and diluted common share, during the comparable period in 2011.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported a net loss attributable to common stockholders of $17.3 million, or $0.52 per basic and diluted common share, for the nine months ended September 30, 2012 as compared to net income of $3.4 million, or $0.15 per basic and diluted common share, reported for same period in 2011.

OPERATIONAL UPDATE

At the end of the third quarter, Sanchez Energy had 20 producing wells, one well in initial flow back, three wells undergoing completions, three wells waiting on completion and six wells drilling, as detailed in the following table:

Well	Area	Working Interest	Status
Ward E #1	Palmetto	50%	Flowing Back
Barnhart #14	Palmetto	50%	Completing
Barnhart #15	Palmetto	50%	Completing
Barnhart #18	Palmetto	50%	Waiting on completion
Barnhart A #1	Palmetto	50%	Waiting on completion
Barnhart #19	Palmetto	50%	Drilling
Barnhart A #2	Palmetto	50%	Drilling
Sante A #1H	Marquis	100%	Completing
Prost B #1H	Marquis	100%	Waiting on completion
Prost B #2H	Marquis	100%	Drilling
Prost C #1H	Marquis	100%	Drilling
Mark & Sandra #3H	Maverick	100%	Drilling
Petro-Pards #3H	Maverick	100%	Drilling

MANAGEMENT COMMENTS

Tony Sanchez, III, Chairman and Chief Executive Officer of Sanchez Energy, said:  “We are executing our accelerated drilling program with two rigs currently drilling in each of our three major project areas after closing our $150 million convertible preferred equity offering.  As we continue more development-type drilling in each project area and bring online wells currently waiting on completion, we expect to rapidly grow our production from its base of 1,700 BOE/d at the end of September. We are also testing tighter spacing in each of our areas, which may allow us to materially increase our 800 to 1,200 net identified potential drilling locations and our 250 to 380 million BOE net resource potential, which is based on 80 to 120 acre well spacing.  We are about to begin both a five well, 40 acre spacing test combined with a micro seismic program in our Palmetto area, which we believe will provide valuable information about the optimal development of this area”.

Additionally, Mr. Sanchez reported, “We have been studying the addition of a Pearsall Shale program and currently have initiated a targeted acreage acquisition.  We currently have accumulated approximately 4,000 acres in a concentrated area with ongoing leasing activities.  We believe the liquids rich Pearsall potential is prospective across much of our lease position and has the potential to be a material addition to our current focus on the Eagle Ford.”

Conference Call

Sanchez Energy will host a conference call for investors on November 8, 2012 at 2:00 p.m. EDT (1:00 p.m. CDT, 12:00 p.m. MDT and 11:00 a.m. PDT).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Third Quarter 2012 Conference Call button.

Webcast, both live and rebroadcast will be available over the internet at http://investor.sanchezenergycorp.com/phoenix.zhtml?c=248475&p=irol-eventDetails&EventId=4814713.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2011 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

(Financial Highlights to follow)

Company contact:

Michael G. Long

Senior Vice President and Chief Financial Officer

Sanchez Energy Corp.

713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$12,308	$2,633	$25,858	$9,433
Natural gas sales	185	61	604	437
Total revenues	12,493	2,694	26,462	9,870

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	610	440	2,015	1,208
Production and ad valorem taxes	613	157	1,569	551
General and administrative	2,008	980	6,651	3,504
Total costs and expenses	3,231	1,577	10,235	5,263

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	(87)	—	(785)	—
Preferred stock dividends	(264)	—	(264)	—
Adjusted EBITDA allocable to participating securities	(134)	—	(497)	—

Adjusted EBITDA attributable to common stockholders, as defined (1)	$8,777	$1,117	$14,681	$4,607
Adjusted EBITDA per common share - basic (1)	$0.27	$0.05	$0.44	$0.21
Adjusted EBITDA per common share - diluted (1)	$0.27	$0.05	$0.44	$0.21

Other items of income (expense) included in Adjusted net income, as defined:
Depletion, depreciation, and amortization	$(4,576)	$(800)	$(9,282)	$(2,761)
Accretion	(4)	(2)	(9)	(4)
Interest income	12	—	31	—
Allocation of adjustments above related to participating securities	69	—	303	—
Adjusted net income attributable to common stockholders, as defined (1)	$4,278	$315	$5,724	$1,842
Adjusted net income per common share - basic and diluted (1)	$0.13	$0.01	$0.17	$0.08

Other non-cash items of income (expense) included in net income (loss):
Stock-based compensation	$(836)	$—	$(24,800)	$—
Unrealized gain (loss) on derivatives	(2,104)	1,759	1,594	1,558
Allocation of adjustments above related to participating securities	44	—	194	—
Net income (loss) attributable to common stockholders	$1,382	$2,074	$(17,288)	$3,400
Net income (loss) per common share - basic and diluted	$0.04	$0.09	$(0.52)	$0.15

Weighted average number of shares used to calculate net income (loss) per common share and Adjusted net income per common share - basic and diluted	33,000	22,091	33,000	22,091

Weighted average number of shares used to calculate Adjusted EBITDA per common share:
Unrestricted outstanding common shares - basic	33,000	22,091	33,000	22,091
Dilutive shares (2)	996	—	—	—
Denominator for diluted EBITDA per common share	33,996	22,091	33,000	22,091

(1)         Adjusted EBITDA attributable to common stockholders, Adjusted EBITDA per common share, Adjusted net income attributable to common stockholders and Adjusted net income per common share are defined below.

(2)         Reflects the dilutive effects of the potential conversion of the convertible preferred stock using the if-converted method.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2012	2011
	(In thousands)
ASSETS:
Cash and cash equivalents	$133,367	$63,041
Available-for-sale investments	11,583	—
Oil and natural gas receivables	4,327	1,193
Fair value of derivative instruments	4,216	1,461
Other current assets	541	327
Property and equipment, net	254,262	151,334

TOTAL ASSETS	$408,296	$217,356

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable - related entities	$15,008	$1,606
Accrued liabilities	24,999	526
Derivative premium liabilities	563	—
Asset retirement obligation	297	83
Stockholders’ equity	367,429	215,141

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$408,296	$217,356

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Production volumes -
Oil (MBo)	122.3	30.4	253.5	102.2
Natural gas (MMcf)	67.9	12.5	257.1	93.1
Total oil equivalent (MBOE)	133.7	32.5	296.4	117.7

Average sales price -
Oil ($ per Bo)	$100.61	$86.55	$101.99	$92.31
Natural gas ($ per Mcf)	$2.73	$4.89	$2.35	$4.69
Oil equivalent ($ per BOE)	$93.48	$82.89	$89.28	$83.85

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                Adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands, except per share data):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Net income (loss)	$1,667	$2,074	$(17,024)	$3,400
Less: Preferred stock dividends	(264)	—	(264)	—
Net income (loss) attributable to common shares and participating securities	1,403	2,074	(17,288)	3,400
Plus:
Unrealized (gains) losses on derivative instruments	2,104	(1,759)	(1,594)	(1,558)
Depreciation, depletion, amortization and accretion	4,580	802	9,291	2,765
Stock-based compensation	836	—	24,800	—
Less:
Interest income	(12)	—	(31)	—

Adjusted EBITDA	8,911	1,117	15,178	4,607
Adjusted EBITDA allocable to participating securities	(134)	—	(497)	—
Adjusted EBITDA attributable to common stockholders	$8,777	$1,117	$14,681	$4,607

Adjusted EBITDA per common share:
Basic	$0.27	$0.05	$0.44	$0.21
Diluted	$0.27	$0.05	$0.44	$0.21

Weighted average number of unrestricted oustanding common shares used to calculate basic EBITDA per share	33,000	22,091	33,000	22,091
Dilutive shares	996	—	—	—
Denominator for diluted EBITDA per common share	33,996	22,091	33,000	22,091

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

II.           We present Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”) in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Net income (loss)	$1,667	$2,074	$(17,024)	$3,400
Less: Preferred stock dividends	(264)	—	(264)	—
Net income (loss) attributable to common shares and participating securities	1,403	2,074	(17,288)	3,400
Plus:
Unrealized (gain) loss on derivative instruments	2,104	(1,759)	(1,594)	(1,558)
Stock-based compensation	836	—	24,800	—
Adjusted net income	4,343	315	5,918	1,842
Adjusted net income allocable to participating securities	(65)	—	(194)	—
Adjusted net income attributable to common stockholders	$4,278	$315	$5,724	$1,842
Adjusted net income per share - basic and diluted	$0.13	$0.01	$0.17	$0.08

Weighted average number of shares outstanding used to calculate Adjusted net income per common share - basic and diluted	33,000	22,091	33,000	22,091

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.